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                     TruServ Corporation
      Variable Denomination Floating Rate Demand Notes

            Supplement No.20  Dated October 18, 1999
                             to
 Prospectus Dated June 18, 1999, as heretofore supplemented


  The current interest rate payable on the Company's
Variable Denomination Floating Rate Demand Notes is 4.84%.